Q2 FISCAL 2009 PREPARED REMARKS

OPENING COMMENTS

Our Q2 revenue was in line with expectations, despite the on-going global economic malaise and unfavorable currency movements. License revenue continues to be most impacted in the current macroeconomic environment. However, at the same time, we believe this environment highlights the resilience of our Maintenance and Services businesses and strength of our overall business model.

On the expense side, our operating margins and EPS were stronger than expected primarily due to revised bonus plans, which resulted in lower bonus accruals (including the reversal of a portion of what had been accrued in Q1), earlier than planned execution on the restructuring activities, as well as favorable impact from currency movements.

Q2 REVENUE VS GUIDANCE

Total revenue for Q2 was $225.3 million, down 13% from Q2’08, in line with our expectations for the quarter. Currency continues to fluctuate significantly, which impacts our results. Using the currency rates we based our guidance on (USD / EURO of $1.35 and YEN / USD of 91), our Q2 revenue would have been $228.3 million, or at the high end of our guidance range of $220 to $230 million.

The table below outlines the FX impact to our Q2 revenue (in millions):

	Guidance Range for Q2	Q2 Revenue As Reported	Q2 Revenue @ Guidance FX Rates	FX Impact Relative to Guidance
License	40 – 45	42.1	42.7	0.6
Service	Approx. 60	60.6	61.8	1.2
Maintenance	Approx. 125	122.6	123.8	1.2
Total	220 - 230	225.3	228.3	3.0

OUTLOOK FOR Q3 AND FY’09

In providing guidance for Q3 and FY’09, we are weighing company specific factors such as our pipeline of opportunities and our maintenance and services base as well as external considerations, including the macroeconomic environment, currency, and visibility into customer spending patterns. Currency continues to move against us (USD / EURO rate assumed at $1.30 in Q3/FY’09 guidance), and this is driving a $13 million decrease in our full year revenue expectations. Additionally, our customers continue to constrain spending, although there is some evidence that suggests some stability in this regard. Consequently, we are adjusting our FY’09 revenue outlook to $940 million with non-GAAP operating margins of 13% to 14% and non-GAAP EPS of approximately $0.80. On a GAAP basis, we expect operating margins of 3% to 4% and EPS of approximately $0.34.

For Q3, we are initiating revenue guidance of $220 million to $230 million with non-GAAP EPS of $0.12 to $0.18. On a GAAP basis, we expect a loss per share of $0.03 to EPS of $0.03.

We continue to remain optimistic about the long-term opportunity for PTC. Our software and services support companies’ initiatives to enhance their own competitiveness through product innovation and the globalization of their product development and manufacturing processes, facilitating faster time-to-market and improved product quality at a lower total cost.

We intend to continue to make strategic investments in FY’09 which we believe are critical to gaining market share, driving faster top line growth and improving operating profitability over the longer-term, including:

1)	Investing in R&D to further improve the breadth and competitiveness of our product portfolio, supported by modest acquisitions such as Synapsis, which we completed in Q1
2)	Continuing to evolve our distribution model through increased investment in support of our reseller channel and investment in developing a network of enterprise reseller partners
3)	Enhancing and leveraging the value of our services business through expansion of our services ecosystem, including the addition of strategic services partners
4)	Continuing the globalization of our workforce, primarily through investments in emerging economies

Importantly, we continue to expect to exit the year with quarterly non-GAAP operating expenses of approximately $195 million; on flat revenue this would drive an improvement in non-GAAP operating margins in FY’10. We remain committed to accelerating our organic growth rate and expanding our operating margins over the longer term.

Non-GAAP Supplemental Information PTC provides non-GAAP supplemental information to its GAAP information.  PTC's reasons for providing this information are described at the end of this document.  GAAP information corresponding to the non-GAAP information provided is contained in the attached tables, along with a reconciliation between the GAAP and non-GAAP information.

REVENUE COMMENTARY AND OUTLOOK

Even though our license sales remain soft due to the macroeconomic environment this quarter, our pipeline for opportunities remains strong; converting this pipeline into revenue remains challenging as customers continue to delay decisions or start with smaller implementations. Importantly, our products continue to perform well in competitive benchmarks for new PLM programs. For example, we won an important benchmark with Nokia during the quarter and received major orders from other leading organizations such as AGCO, BAE Systems, EADS, Force Protection, Lockheed Martin, ITT Corporation, Toyota Motor Corporation and the US Navy.

REVENUE BY DIRECT / CHANNEL (NON-GAAP)

Our direct sales force is primarily focused on large enterprise customers in the MCAD and Data Management and Collaboration (‘DM&C’) markets. Our reseller channel is focused primarily on Small and Medium Businesses (SMB) in these markets.

	Q1 '07	Q2 '07	Q3 '07	Q4 '07	FY '07	Q1 '08	Q2 '08	Q3 '08	Q4 '08	FY '08	Q1 '09	Q2 ‘09
Direct	$174.4	$179.2	$177.3	$215.3	$746.1	$183.0	$191.6	$202.1	$224.7	$801.5	$175.6	$168.5
Channel	$47.3	$48.9	$47.6	$51.4	$195.2	$59.5	$67.9	$70.6	$75.5	$273.4	$64.8	$56.8
Channel as % of Revenue	21%	21%	21%	19%	21%	25%	26%	26%	25%	25%	27%	25%

In Q2 non-GAAP Direct account revenue, including Strategic Account Management (SAM) accounts, was down 12% year-over-year, while non-GAAP channel revenue of $57 million was down 16% year-over-year. These results reflect macroeconomic conditions and unfavorable currency impact.

During Q2 we re-aligned our sales and marketing spend in line with current customer spending levels, while at the same time making investments in support of our channel business.On the direct side, we now have approximately 300 sales reps, down from approximately 350 at the end of Q1 due to the restructuring effort during the quarter. These reps are primarily focused on selling our Product Development System, which incorporates all of our primary product families, to large enterprise customers.

We continue to have approximately 125 channel business development managers who support more than 410 channel partners who are focused primarily on selling our MCAD products such as Pro/ENGINEER®, Mathcad® and CoCreate®, as well as Windchill ProductPoint® (our Microsoft SharePoint-based version of Windchill®), into the SMB marketplace. We began in fiscal 2009 to develop a network of enterprise resellers to further expand our core Windchill ecosystem. This program is progressing well and we have added new enterprise resellers including NS Solutions and Tribridge Holdings in addition to existing partners such as QAD, Grace Hunt and others. Over the next 3 years we are targeting channel revenue to comprise 35% to 40% of total revenue.

LARGE DEAL ACTIVITY

Large deal activity is a significant growth driver and has historically tended to generate 13% to 15% of our total revenues in any given quarter, with the exception of Q4 which is typically higher. Large deal activity is driven primarily by direct sales reps. We define “large deals” as recognizing more than $1 million of license and services revenue from a customer during a quarter.

	Q1'07	Q2'07	Q3'07	Q4'07	FY'07	Q1'08	Q2'08	Q3'08	Q4'08	FY'08	Q1'09	Q2'09
Number of Large Deals	12	16	16	22	66	12	16	13	24	65	9	9

L&S Revenue	$28.1	$35.5	$33.6	$58.1	$155.3	$32.0	$37.5	$35.5	$60.1	$165.2	$24.2	$24.7
Avg. Deal Size	$2.3	$2.2	$2.1	$2.6	$2.4	$2.7	$2.3	$2.7	$2.5	$2.5	$2.7	$2.7
% of Total Revenue	13%	16%	15%	22%	16%	13%	14%	13%	20%	15%	10%	11%

In Q2 we had 9 large deals totaling $25 million. 5 of these customers were in North America, 1 in Europe and 3 in Asia. This number of deals is consistent with Q1’09 and compares to 16 large deals in Q2’08 totaling $38 million. It is worth mentioning that similar to Q1’09, 1 of the deals in Q2’09 was more than $10 million, which skews the dynamics of what we are seeing with large deal activity; lead times are lengthening and deal sizes are getting smaller.

FY’09 Outlook

We continue to have a large pipeline of large deals that we are working on world-wide. We are winning competitive deals with large global companies such as EADS and Nokia, and are actively engaged in competitive benchmarks with other large global companies. However, given that large deal activity is clearly being adversely affected by macroeconomic conditions, we expect continued year-over-year declines in large deal activity in Q3 and Q4.

REVENUE BY CATEGORY

LICENSE

License sales generate the highest gross margins, which are in the mid- to high 90% range. License revenue has historically tended to represent 28% to 35% of our total revenues in any given quarter, with Q4 generally being our strongest quarter. Given the macroeconomic environment, we expect License revenue to represent closer to 20% of total revenue in FY’09.

	Q1'07	Q2'07	Q3'07	Q4'07	FY'07	Q1'08	Q2'08	Q3'08	Q4'08	FY'08	Q1'09	Q2'09
License	$69.8	$76.9	$65.7	$105.0	$317.3	$71.0	$77.9	$79.9	$103.6	$332.4	$50.5	$42.1
% of Total Revenue	31%	34%	29%	39%	34%	29%	30%	29%	35%	31%	21%	19%

Q2 License revenue of $42 million was down 46% year over year. We had license softness in all geographies and across all of our major product families. We also continue to be negatively impacted by currency movements; on a constant currency basis Q2 license revenue was down 44% year over year. However, our products continue to perform very well in competitive benchmarks, and we believe that we are well positioned to leverage our strong market position and technology when customer buying behavior begins to improve.

Looking forward to Q3’09, we are expecting license revenue of $40 to $50 million, as we believe that macroeconomic conditions have begun to stabilize. For FY’09, we are expecting license revenue to be down approximately 40% compared to FY’08, reflecting macroeconomic conditions and currency continuing to move against us.

SERVICES

Our services business provides significant value to our customers, helping them re-engineer their global product development business processes and implement our solutions and providing them with training on our software. Services revenue has historically tended to represent approximately 20% to 25% of our total revenues in any given quarter.

	Q1'07	Q2'07	Q3'07	Q4'07	FY'07	Q1'08	Q2'08	Q3'08	Q4'08	FY'08	Q1'09	Q2'09
Services	$50.5	$51.7	$55.4	$54.9	$212.5	$55.5	$58.0	$60.6	$62.8	$236.9	$59.1	$60.6
% of Total Revenue	23%	23%	25%	21%	23%	23%	22%	22%	21%	22%	25%	27%

Q2 Services revenue of $61 million was up 5% year over year. Our training business, which typically represents about 15% of our total services revenue, was down 5% year over year. Our consulting business, which primarily supports Windchill implementations, was up 6% year over year. Our services net margins were 7.7%, compared to 5.2% in Q2’08.

Looking forward to Q3 and Q4 of FY’09, we are expecting approximately $60 million of services revenue. We have a solid backlog of services engagements that provides near-term visibility into our services business. Longer term, significantly reduced Windchill license revenues would likely have an adverse impact on services revenue.

Our primary initiatives for the services business are to continue improving our services net margins and to expand our Windchill services ecosystem by adding Service Partners. We launched the “Service Advantage Program” at the beginning of fiscal 2009 in North America and we are making solid progress. We have added Strategic Service Partners like TerraXML, Kalypso, ProductSpace, EAC and I3L. Additionally, we have reinvigorated our relationship with major SI’s like IBM, Accenture, HP/EDS, Thales etc. We are currently in the process of adding partners and launching the Service Advantage program in EU and parts of Asia.

MAINTENANCE (NON-GAAP)

Our maintenance business is an important barometer of customer satisfaction with our solutions. It is also a strong source of recurring revenue for PTC. Maintenance gross margins are in the mid- to high 80% range. Maintenance revenue has historically tended to represent 45% to 50% of our total revenues in any given quarter, with Q4 usually being lower as a percent of total revenue due to typically strong performance of license sales in that quarter.

Q1'07	Q2'07	Q3'07	Q4'07	FY'07	Q1'08	Q2'08	Q3'08	Q4'08	FY'08	Q1'09	Q2'09

Maintenance	$101.4	$99.5	$103.8	$106.8	$411.5	$116.0	$123.7	$132.2	$133.8	$505.7	$130.8	$122.6
% of Total Revenue	46%	44%	46%	40%	44%	48%	48%	48%	45%	47%	54%	54%

Q2 maintenance revenue of $123 million was down 1% year over year. This result was in line with our expectations when adjusted for currency impact relative to our Q2 guidance. Maintenance faced a $4 million year over year currency headwind in Q2; on a constant currency basis maintenance revenue was up 2% year over year. While we saw slight degradation in maintenance renewal rates this quarter, attach rates actually improved this quarter. On a sequential basis, Q2 is typically our weakest maintenance revenue quarter due to seasonal renewal patterns. Maintenance revenue grew sequentially in Q2’08 primarily due to the CoCreate acquisition, which occurred two months into Q1’08.

Looking forward to Q3’09 we are expecting a modest sequential decline in maintenance revenue, primarily due to negative currency impact on a year over year basis. For FY’09, we are expecting approximately $500 million in maintenance revenue. Longer term, significantly reduced license revenues would likely have an impact on Maintenance revenue.

Active Maintenance Paying Seats

We have almost 900,000 active maintenance paying seats of PTC software in use today. We believe the solid base of maintenance-paying customers is a testament to the quality of our products and we also view it as one of our largest assets.

	Q1'07	Q2'07	Q3'07	Q4'07	FY'07	Q1'08	Q2'08	Q3'08	Q4'08	FY'08	Q1'09	Q2'09
Pro/E	128.8	126.7	127.3	129.6	129.6	130.9	132.3	134.4	135.2	135.2	138.5	132.3
Windchill	419.3	430.2	450.1	481.3	481.3	534.2	552.2	579.5	615.3	615.3	622.9	608.1
All Others	65.0	90.5	93.6	89.3	89.3	151.7	150.4	152.3	148.9	148.9	154.5	147.6
Total	613.1	647.4	671.0	700.2	700.2	816.8	834.9	866.2	899.4	899.4	915.9	888.0

We experienced a modest sequential decline in active maintenance paying seats in Q2, primarily because lower license revenue over the past two quarters resulted in a reduced number of new maintenance paying seats. The addition of these new seats was not sufficient to offset the loss of seats due to non-renewals. The declines are primarily in Europe and North America where the macroeconomic environment has been most challenging. Despite the difficult environment in Japan, active maintenance paying seats continue to show modest growth. The Pacific Rim, with the lowest renewal rates due to cultural differences, also posted a modest decline in active seats.

REVENUE BY GEOGRAPHIC REGION (NON-GAAP)

	Q1'07	Q2'07	Q3'07	Q4'07	FY'07	Q1'08	Q2'08	Q3'08	Q4'08	FY'08	Q1'09	Q2'09
North America	$86.5	$89.4	$86.9	$102.2	$365.0	$84.7	$88.4	$90.2	$102.0	$365.2	$83.5	$79.5
% of Total Revenue	39%	39%	39%	38%	39%	35%	34%	33%	34%	34%	35%	35%

North America revenue was $79 million in Q2, down 10% compared with last year. Channel revenue in North America in Q2 was down 1% compared to Q2’08.

	Q1'07	Q2'07	Q3'07	Q4'07	FY'07	Q1'08	Q2'08	Q3'08	Q4'08	FY'08	Q1'09	Q2'09
Europe	$82.7	$82.8	$86.2	$101.6	$353.4	$102.3	$107.1	$112.3	$131.1	$452.9	$99.4	$89.9
% of Total Revenue	37%	36%	38%	38%	38%	42%	41%	41%	44%	42%	41%	40%

Europe revenue was $90 million in Q2, down 16% compared to Q2’08. On a constant currency basis, our European revenue was down 4% compared to Q2’08. Channel revenue in Europe in Q2 was down 20% compared to Q2’08. On a constant currency basis, European channel revenue was down 11% compared to Q2’08.

	Q1'07	Q2'07	Q3'07	Q4'07	FY'07	Q1'08	Q2'08	Q3'08	Q4'08	FY'08	Q1'09	Q2'09
Japan	$24.5	$25.1	$19.2	$28.6	$97.3	$25.5	$30.4	$36.0	$27.7	$119.6	$25.8	$30.5
% of Total Revenue	11%	11%	9%	11%	10%	11%	12%	13%	9%	11%	11%	14%

Japan revenue was $30 million in Q2, flat compared to Q2’08. On a constant currency basis, our Japan revenue was down 15% compared to Q2’08. Channel revenue in Japan in Q2 was up 2% compared to Q2’08. On a constant currency basis, Japan channel revenue was down 14% compared to Q2’08.

	Q1'07	Q2'07	Q3'07	Q4'07	FY'07	Q1'08	Q2'08	Q3'08	Q4'08	FY'08	Q1'09	Q2'09
Pacific Rim	$28.0	$30.7	$32.6	$34.2	$125.6	$30.0	$33.5	$34.3	$39.5	$137.3	$31.7	$25.5
% of Total Revenue	13%	13%	15%	13%	13%	12%	13%	13%	13%	13%	13%	11%

Pacific Rim revenue was $26 million in Q2, down 24% compared to Q2’08. Channel revenue in the Pacific Rim in Q2 was down 41% compared to Q2’08. China, which represents a significant portion of our Pac Rim revenue, was down 12% compared to Q2’08.

CURRENCY IMPACT ON NON-GAAP RESULTS

Because we have a global business with real strength in Europe and Asia, which represent more than 65% of our revenue, our results are impacted by currency fluctuations. On a constant currency basis, our revenue declined 10% year over year. Currency fluctuations unfavorably impacted Q2 revenue by $8.8 million and favorably impacted expenses by $9.7 million compared to Q2’08.

Constant Currency (assumes Q2’08 currency rates)

	Q2'09	Q2'09	Q2'08	Q2’09 Const. FX	Q2’09 Actual
	Actual	Const. FX	Actual	Vs. Q2’08 Actual
License	$42.1	$43.4	$77.9	-44%	-46%
Services	$60.6	$64.3	$58.0	11%	5%
Maintenance	$122.6	$126.4	$123.6	2%	-1%
Total	$225.3	$234.1	$259.5	-10%	-13%

	Q2'09	Q2'09	Q2'08	Q2’09 Const. FX	Q2’09 Actual
	Actual	Const. FX	Actual	Vs. Q2’08 Actual
North America	$79.5	$79.5	$88.4	-10%	-10%
Europe	$89.9	$103.3	$107.1	-4%	-16%
Japan	$30.5	$25.7	$30.4	-15%	0%
Pacific Rim	$25.5	$25.6	$33.5	-24%	-24%
Total	$225.3	$234.1	$259.5	-10%	-13%

Looking forward, we continue to expect an overall currency headwind for FY’09. However, the magnitude of that headwind is difficult to predict given FX volatility over the past few quarters. Recall that currency was a considerable tailwind for PTC in FY’08; revenue benefited year-over-year from favorable currency impact by approximately $58 million while expenses were negatively impacted by approximately $33 million. The guidance we are providing assumes current exchange rates of approximately USD 1.30 / EURO and YEN 98 / USD. This is a change from our Q1 guidance assumption of USD / EURO of $1.35 and YEN / USD of 91. This change negatively impacts revenue by $10 million in Q3 and Q4 (in addition to the $3 million negative impact in Q2).

Q2 FY'09 EXPENSES COMMENTARY AND OUTLOOK

NON-GAAP ADJUSTMENTS

A reconciliation between our GAAP and non-GAAP results for Q2’09 appears at the end of this document.

Q2 non-GAAP results exclude a $10 million restructuring charge, $7 million of stock-based compensation expense, $9 million of acquisition-related intangible asset amortization expenses and $15 million of income tax adjustments. The Q2 results include a non-GAAP tax rate of 25%, a GAAP tax benefit rate of 529% which includes a one-time $7.6 million tax benefit in a foreign jurisdiction.

FY’09 non-GAAP guidance excludes the following full-year estimated expenses and their tax effects, as well as any one-time tax items:

•	Approximately $43 million of expense related to stock-based compensation, down from $46 million previously
•	Approximately $35 million of acquisition-related intangible asset amortization expense
•	Approximately $13 million of restructuring expense

Q3’09 non-GAAP guidance excludes the following estimated expenses and their tax effects:

•	Approximately $12 million of expense related to stock-based compensation
•	Approximately $9 million of acquisition-related intangible asset amortization expense
•	Approximately $3 million of restructuring expense

INCOME STATEMENT COMMENTS

Given the macroeconomic environment, we took a number of cost reduction actions during Q2. Below is an outline of the primary cost reduction actions we took:

1)

A $10 million restructuring charge in Q2 related to a reduction in force impacting approximately 5% of our total workforce and related facility consolidations. We expect a further $3 million restructuring charge in Q3 related to these initiatives.

a.	The reduction in force did not impact our strategic business model initiatives: Expand Our Technology Leadership Position, Grow the Channel, Expand Our Services Ecosystem and Globalize
2)	A hiring freeze excluding positions that support our strategic business model initiatives
3)	Cancellation of annual merit increases for FY’09
4)	Ongoing scrutiny of operating expenses such as travel and certain marketing related expenses
5)	Revised bonus plans for FY’09

We expect these actions to reduce our “run rate” operating expenses by over $80 million annually and our FY’09 operating expenses by approximately $25 million compared to FY’08. Originally, these actions were designed to enable us to deliver 15% non-GAAP operating margins based upon a $960 annual revenue forecast. Given that currency continues to negatively impact our outlook and customer spending remains soft, we now expect 13% to 14% non-GAAP operating margins based upon a $940 million FY’09 revenue forecast. GAAP operating margins are expected to be 3% to 4% for FY’09. Non-GAAP operating margins for H2 FY’09 should be approximately 17%, and our “run-rate” cost structure should enable us to achieve improved non-GAAP operating margins even on flat revenues going forward. GAAP operating margins for H2 FY’09 should be approximately 8%.

We will continue to monitor the macroeconomic environment and currency fluctuations, and intend to revisit our cost structure after Q3 based on the outlook for our business and the global economy at that point.

NON-GAAP OPERATING EXPENSES / NON-GAAP OPERATING MARGIN

	Q1'07	Q2'07	Q3'07	Q4'07	FY'07	Q1'08	Q2'08	Q3'08	Q4'08	FY'08	Q1'09	Q2'09
Cost of License	$2.6	$2.7	$2.6	$2.7	$10.6	$1.8	$2.2	$2.7	$3.5	$10.2	$2.9	$2.3
% of Revenue	1%	1%	1%	1%	1%	1%	1%	1%	1%	1%	1%	1%
Cost of Service	$66.3	$66.5	$66.4	$66.6	$265.8	$68.6	$71.6	$74.3	$76.9	$291.4	$73.5	$71.0
% of Revenue	30%	29%	30%	25%	28%	28%	28%	27%	26%	27%	31%	32%
R&D	$36.2	$38.5	$38.7	$41.7	$155.1	$39.3	$43.4	$45.1	$44.8	$172.6	$46.1	$43.2
% of Revenue	16%	17%	17%	16%	17%	16%	17%	17%	15%	16%	19%	19%
S&M	$68.0	$69.2	$72.5	$73.5	$283.2	$68.2	$70.4	$75.6	$80.5	$294.7	$77.0	$69.2
% of Revenue	31%	30%	32%	28%	30%	28%	27%	28%	27%	27%	32%	31%
G&A	$15.6	$17.6	$16.0	$17.9	$67.1	$20.4	$17.4	$16.9	$19.6	$74.3	$18.3	$16.0
% of Revenue	7%	8%	7%	7%	7%	8%	7%	6%	7%	7%	8%	7%
Total Expenses	$188.7	$194.5	$196.2	$202.4	$781.8	$198.3	$205.0	$214.6	$225.3	$843.2	$217.8	$201.7
% of Total Revenue	85%	85%	87%	76%	83%	82%	79%	79%	75%	78%	91%	89%

Q2 non-GAAP operating expenses were $202 million, down 1% from Q2 of last year (GAAP operating expenses were $227 million). From an operating performance perspective, we achieved 10.5% non-GAAP operating margin in Q2’09, compared to 21.0% last year. GAAP operating margin was (0.6)% for Q2’09 compared to 12.0% in Q2’08. Our operating margins and EPS were stronger than expected primarily due to revised bonus plans, which resulted in lower bonus accruals (including the reversal of a portion of what had been accrued in Q1), earlier than planned execution on the restructuring activities we acted on during the quarter, as well as favorable impact from currency movements.

Looking forward, we are expecting non-GAAP operating expenses for Q3’09 of approximately $202 million. GAAP operating expenses are expected to be approximately $226 million. We expect FY’09 non-GAAP operating expenses to be approximately $25 million less than FY’08.

TAX RATE

Q2 non-GAAP tax rate was 25%, in line with expectations. Our GAAP tax benefit rate was 529%, which includes a one-time $7.6 million tax benefit in a foreign jurisdiction.

Looking forward, the Q3 guidance assumes a non-GAAP tax rate of 25% and a GAAP tax rate of 8%. The FY’09 guidance assumes a non-GAAP tax rate of 25% and a GAAP tax rate of -21%.

SHARE COUNT / SHARE REPURCHASE

We had 115.7 million fully diluted shares outstanding at the end of Q2 compared to our expectation of about 117 million. We did not repurchase any shares in Q2. We have $85 million remaining under our current authorization to repurchase shares. We intend to continue our share repurchases in Q3’09.

Looking forward, we expect to repurchase approximately $45 million of our stock in FY’09 (including Q1 repurchase activity of $10 million), resulting in approximately 116 million fully diluted shares by fiscal year end.

BALANCE SHEET COMMENTARY

CASH / CASH FLOW FROM OPERATIONS

For Q2’09, our cash balance was $268 million, up $41 million from the end of Q1’09. We generated $74 million in cash flow from operations, down $33 million from Q2’08 primarily due to lower operating income. The cash balance at the end of Q2’09 also reflects:

•	Capital Expenditures: $7 M
•	Debt: Repaid $19 M
•	FX impact on cash: $6 M unfavorable

DSO

DSO for Q2’09 was 53 days, down from 70 days in Q1’09, and down from 64 days in Q2’08. The Q2’09 DSO was PTC’s lowest ever in a challenging economic environment as we benefited from strong collections and a lower AR balance. Collections as a percentage of Accounts Receivable remain similar to previous periods.

OUTSTANDING DEBT

During the quarter, we repaid another $19 million of our original $220 million debt obligation borrowed under our revolving credit facility for the CoCreate acquisition. We also benefited $2 million from currency impact on our outstanding balance during Q2’09. At the end of Q2’09 we had an outstanding balance of $53 million on our revolving credit facility.

Looking forward, we expect to pay down our outstanding debt balance over the next few quarters.

MISCELLANEOUS COMMENTS

HEADCOUNT

Total headcount was 5,159 at the end of Q2, down from 5,264 at the end of Q1’09, primarily due to the hiring freeze and restructuring effort.

M&A

We continue to view M&A as a strategic vehicle to further enhance our product portfolio and growth opportunity. We intend to remain opportunistic as it relates to M&A throughout the course of FY’09. We have approximately $177 million available under our revolving credit facility as well as available cash with which to execute strategic M&A opportunities.

WRAP-UP

Despite the macroeconomic situation and the currency headwind we continue to face in FY’09, we are optimistic about the long-term opportunity for PTC and the PLM market. We have taken actions to align our cost structure with the current economic reality, while still investing prudently in initiatives to strengthen our competitive position and long-term revenue growth and margin expansion opportunity.

Importantly, there are a number of things that give us confidence in the long-term opportunity for PTC:

1)	The value proposition of our solutions remains solid
•	We have almost 900,000 active maintenance paying seats of our software in the market
•	We have a global footprint, with operations in more than 25 countries around the world
•	Our pipeline for new business opportunities remains strong, and we are winning in key competitive benchmarks with large global companies
2)	We are continuing to invest in best-in-class technology and a broad product portfolio
•	We launched Windchill ProductPoint in January 2009
•	We launched Windchill 9.1 and ProductView 9.1 in Q1
•	We expect to launch Pro/E Wildfire 5.0 and Arbortext 5.4 in H2 FY’09
3)	Our business model is healthy
•	Our services and maintenance revenue streams, which comprise more than 70% of our total revenue, have continued to be highly predictable and stable
•	We are continuing to focus on business initiatives to further improve the model
o	Expanding the channel to 35% to 40% of revenue
o	Improving Services efficiencies
o	Optimizing our maintenance business
o	Improving the mix of revenue by adding enterprise resellers and services partners

We would like to offer our continued thanks to everyone for their on-going support.

Important Information About Non-GAAP References

PTC provides non-GAAP supplemental information to its financial results and targets. Non-GAAP revenue excludes the effect of purchase accounting on the fair value of the acquired deferred maintenance revenue balance of CoCreate Software GmbH. Non-GAAP operating expenses, margin and EPS exclude, as applicable, stock-based compensation expense, amortization of acquired intangible assets, acquired in-process research and development expenses, restructuring charges, non-cash effects of liquidating subsidiaries and the related tax effects of the preceding items and any one-time tax items, such as valuation allowance reversals. PTC provides this non-GAAP information to facilitate period-to-period comparisons of its operational performance by adjusting for certain non-cash and certain episodic expenses. We believe that providing non-GAAP measures affords investors a view of our operating results that may be more easily compared to peer companies. PTC management also uses this and other non-GAAP financial information to evaluate, manage and plan our business because the information provides additional insight into ongoing financial performance. In addition, compensation of our executives is based in part on the performance of our business based on these non-GAAP measures. However, non-GAAP information should not be construed as an alternative to GAAP information as the items excluded from the non-GAAP measures often have a material impact on PTC’s financial results. Therefore, management uses, and investors should use, non-GAAP measures in conjunction with our reported GAAP results. Please refer to the attached tables for a reconciliation between GAAP results and the non-GAAP supplemental information.

Forward-Looking Statements

Statements in this document that are not historic facts, including statements about our fiscal 2009 expectations, financial targets, anticipated tax rates and cash flows, our confidence in the long-term opportunity for PTC, the expected impact of our planned strategic investments on our future success, the expected effect of our operating expense reduction efforts on future results, and our ability to successfully generate cash at the level we expect, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected.  These risks include the possibility that our customers may further reduce, defer or forego investment in our solutions in the current economic climate, the possibility that our customers may not renew maintenance at historic rates in the current economic climate, the possibility that our strategic initiatives may not generate the results we expect, the possibility that we will experience a shortfall in revenue that causes us to decrease or eliminate planned strategic investments in our business or to defer or forego repurchases of our stock or repayment of our outstanding debt, the possibility that our efforts to reduce our operating expenses may not have the effects we expect and could harm our operations, the possibility that our success in competitive benchmarks will not result in sales or adoption of our products as we expect, and the possibility that we may be unable to draw from our revolving credit facility when or to the extent we decide to do so.  In addition, our assumptions concerning our future GAAP and non-GAAP effective income tax rates are based on estimates and other factors that could change, including the geographic mix of our revenue, expenses (including restructuring charges) and profits and loans and cash repatriations from foreign subsidiaries. Other risks and uncertainties that could cause actual results to differ materially from those projected are detailed from time to time in reports we file with the Securities and Exchange Commission, including our most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K.

PTC, The Product Development Company, and all other PTC product names and logos are trademarks or registered trademarks of Parametric Technology Corporation or its subsidiaries in the United States and in other countries. All other companies referenced herein are trademarks or registered trademarks of their respective holders.

PARAMETRIC TECHNOLOGY CORPORATION
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED)
(in millions)

	Q1 '07	Q2 '07	Q3 '07	Q4 '07	FY '07	Q1 '08	Q2 '08	Q3 '08	Q4 '08	FY '08	Q1 '09	Q2 '09
GAAP Direct revenue	$174.4	$179.2	$177.3	$215.3	$746.1	$182.5	$190.3	$201.3	$224.2	$798.4	$175.6	$168.5
Fair value adjustment of acquired
CoCreate deferred maintenance revenue	-	-	-	-	-	0.5	1.3	0.8	0.5	3.1	-	-
Non-GAAP Direct revenue	$174.4	$179.2	$177.3	$215.3	$746.1	$183.0	$191.6	$202.1	$224.7	$801.5	$175.6	$168.5

	Q1 '07	Q2 '07	Q3 '07	Q4 '07	FY '07	Q1 '08	Q2 '08	Q3 '08	Q4 '08	FY '08	Q1 '09	Q2 '09
GAAP Channel revenue	$47.3	$48.9	$47.6	$51.4	$195.2	$58.7	$67.5	$70.4	$75.3	$271.9	$64.8	$56.8
Fair value adjustment of acquired
CoCreate deferred maintenance revenue	-	-	-	-	-	0.8	0.4	0.2	0.2	1.5	-	-
Non-GAAP Channel revenue	$47.3	$48.9	$47.6	$51.4	$195.2	$59.5	$67.9	$70.6	$75.5	$273.4	$64.8	$56.8

	Q1 '07	Q2 '07	Q3 '07	Q4 '07	FY '07	Q1 '08	Q2 '08	Q3 '08	Q4 '08	FY '08	Q1 '09	Q2 '09
GAAP Maintenance revenue	$101.4	$99.5	$103.8	$106.8	$411.5	$114.8	$122.0	$131.2	$133.1	$501.1	$130.8	$122.6
Fair value adjustment of acquired
CoCreate deferred maintenance revenue	-	-	-	-	-	1.2	1.7	1.0	0.7	4.6	-	-
Non-GAAP Maintenance revenue	$101.4	$99.5	$103.8	$106.8	$411.5	$116.0	$123.7	$132.2	$133.8	$505.7	$130.8	$122.6

	Q1 '07	Q2 '07	Q3 '07	Q4 '07	FY '07	Q1 '08	Q2 '08	Q3 '08	Q4 '08	FY '08	Q1 '09	Q2 '09
GAAP North America revenue	$86.5	$89.4	$86.9	$102.2	$365.0	$84.5	$88.2	$90.1	$101.9	$364.7	$83.5	$79.5
Fair value adjustment of acquired
CoCreate deferred maintenance revenue	-	-	-	-	-	0.2	0.2	0.1	0.1	0.5	-	-
Non-GAAP North America revenue	$86.5	$89.4	$86.9	$102.2	$365.0	$84.7	$88.4	$90.2	$102.0	$365.2	$83.5	$79.5

	Q1 '07	Q2 '07	Q3 '07	Q4 '07	FY '07	Q1 '08	Q2 '08	Q3 '08	Q4 '08	FY '08	Q1 '09	Q2 '09
GAAP Europe revenue	$82.7	$82.8	$86.2	$101.6	$353.4	$101.6	$106.2	$111.8	$130.7	$450.3	$99.4	$89.9
Fair value adjustment of acquired
CoCreate deferred maintenance revenue	-	-	-	-	-	0.7	0.9	0.5	0.4	2.6	-	-
Non-GAAP Europe revenue	$82.7	$82.8	$86.2	$101.6	$353.4	$102.3	$107.1	$112.3	$131.1	$452.9	$99.4	$89.9

	Q1 '07	Q2 '07	Q3 '07	Q4 '07	FY '07	Q1 '08	Q2 '08	Q3 '08	Q4 '08	FY '08	Q1 '09	Q2 '09
GAAP Pacific Rim revenue	$28.0	$30.7	$32.6	$34.2	$125.6	$29.9	$33.5	$34.3	$39.5	$137.2	$31.7	$25.5
Fair value adjustment of acquired
CoCreate deferred maintenance revenue	-	-	-	-	-	0.1	-	-	-	0.1	-	-
Non-GAAP Pacific Rim revenue	$28.0	$30.7	$32.6	$34.2	$125.6	$30.0	$33.5	$34.3	$39.5	$137.3	$31.7	$25.5

	Q1 '07	Q2 '07	Q3 '07	Q4 '07	FY '07	Q1 '08	Q2 '08	Q3 '08	Q4 '08	FY '08	Q1 '09	Q2 '09
GAAP Japan revenue	$24.5	$25.1	$19.2	$28.6	$97.3	$25.1	$29.9	$35.7	$27.5	$118.2	$25.8	$30.5
Fair value adjustment of acquired
CoCreate deferred maintenance revenue	-	-	-	-	-	0.4	0.5	0.3	0.2	1.4	-	-
Non-GAAP Japan revenue	$24.5	$25.1	$19.2	$28.6	$97.3	$25.5	$30.4	$36.0	$27.7	$119.6	$25.8	$30.5

PARAMETRIC TECHNOLOGY CORPORATION
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED)
(in thousands)

	Q1 '07	Q2 '07	Q3 '07	Q4 '07	FY '07	Q1 '08	Q2 '08	Q3 '08	Q4 '08	FY '08	Q1 '09	Q2 '09
Cost of license revenue	$3,881	$4,565	$4,387	$4,711	$17,544	$4,805	$6,778	$8,980	$9,560	$30,123	$7,584	$6,976
Cost of service revenue	68,247	68,260	67,370	69,389	273,266	70,980	73,875	76,582	79,226	300,663	75,741	72,302
Sales and marketing	69,561	71,560	74,573	76,521	292,215	71,028	73,359	78,762	83,731	306,880	79,862	71,387
Research and development	37,984	40,153	39,798	44,416	162,351	41,548	45,734	47,374	47,366	182,022	48,361	44,752
General and administrative	18,923	20,711	16,855	23,288	79,777	23,551	20,808	20,294	23,176	87,829	21,437	17,693
Amortization of acquired intangible assets	2,088	1,588	1,764	2,027	7,467	2,893	4,315	4,044	4,327	15,579	3,868	3,815
In-process research and development	-	-	544	-	544	1,887	-	-	-	1,887	-	-
Restructuring charge, net	-	-	-	15,347	15,347	9,685	1,892	3,790	4,735	20,102	-	9,788
GAAP Operating Expenses	$200,684	$206,837	$205,291	$235,699	$848,511	$226,377	$226,761	$239,826	$252,121	$945,085	$236,853	$226,713

	Q1 '07	Q2 '07	Q3 '07	Q4 '07	FY '07	Q1 '08	Q2 '08	Q3 '08	Q4 '08	FY '08	Q1 '09	Q2 '09
Cost of license revenue
Acquired intangible amortization	$1,287	$1,880	$1,728	$1,925	$6,820	$2,954	$4,607	$6,289	$5,991	$19,841	$4,668	$4,703
Stock-based compensation	21	19	60	38	138	-	14	12	12	38	14	3
Cost of service revenue
Acquired intangible amortization	32	17	17	16	82	17	17	17	16	67	8	-
Stock-based compensation	1,910	1,768	993	2,741	7,412	2,347	2,222	2,298	2,305	9,172	2,255	1,291
Sales and marketing
Stock-based compensation	1,565	2,326	2,035	3,059	8,985	2,867	2,936	3,130	3,296	12,229	2,908	2,193
Research and development
Stock-based compensation	1,842	1,629	1,058	2,676	7,205	2,270	2,337	2,322	2,500	9,429	2,258	1,566
General and administrative
Stock-based compensation	3,292	3,105	884	5,424	12,705	3,119	3,420	3,387	3,602	13,528	3,096	1,677
Amortization of acquired intangible assets	2,088	1,588	1,764	2,027	7,467	2,893	4,315	4,044	4,327	15,579	3,868	3,815
In-process research and development	-	-	544	-	544	1,887	-	-	-	1,887	-	-

Restructuring charge, net	$-	$-	$-	$15,347	$15,347	$9,685	$1,892	$3,790	$4,735	$20,102	$-	$9,788
Non-GAAP Adjustments	$12,037	$12,332	$9,083	$33,253	$66,705	$28,039	$21,760	$25,289	$26,784	$101,872	$19,075	$25,036

	Q1 '07	Q2 '07	Q3 '07	Q4 '07	FY '07	Q1 '08	Q2 '08	Q3 '08	Q4 '08	FY '08	Q1 '09	Q2 '09
Cost of license revenue	$2,573	$2,666	$2,599	$2,748	$10,586	$1,851	$2,157	$2,679	$3,557	$10,244	$2,902	$2,270
Cost of service revenue	66,305	66,475	66,360	66,632	265,772	68,616	71,636	74,267	76,905	291,424	73,478	71,011
Sales and marketing	67,996	69,234	72,538	73,462	283,230	68,161	70,423	75,632	80,435	294,651	76,954	69,194
Research and development	36,142	38,524	38,740	41,740	155,146	39,278	43,397	45,052	44,866	172,593	46,103	43,186
General and administrative	15,631	17,606	15,971	17,864	67,072	20,432	17,388	16,907	19,574	74,301	18,341	16,016
Amortization of acquired intangible assets	-	-	-	-	-	-	-	-	-	-	-	-
In-process research and development	-	-	-	-	-	-	-	-	-	-	-	-
Restructuring charge, net	-	-	-	-	-	-	-	-	-	-	-	-
Non-GAAP Operating Expenses	$188,647	$194,505	$196,208	$202,446	$781,806	$198,338	$205,001	$214,537	$225,337	$843,213	$217,778	$201,677